Exhibit 10.9

October 7, 2017

Thomas Hanson

1204 Bonnybank Court

Oakville, ON L6M 1V7

Dear Thomas:

The Sky Guys (“the Company”) is pleased to offer you additional vacation time of one (1) day per year effective on October 1, 2017. In consideration of this change you will be required to sign an Employment Agreement. The purpose of this Employment Agreement is to clarify our respective rights and obligations and will recognize your contribution to the Sky Guys from your original start date of April 1, 2016. This document will govern our employment relationship so please review them carefully and obtain any legal advice you deem appropriate. This Employment Agreement constitutes the entire agreement and supersedes all prior agreements, understanding or arrangements, whether oral or written, between you and the Corporation with respect to the subject matter of this agreement.

Outlined below are the terms and conditions upon which you will be employed (the “Employment Agreement”):

1.	Role and Responsibilities

Your title will be Chief Operating Officer. It is understood and agreed that your job description does not provide an exhaustive description of your job, and that you will perform such other duties as may be reasonably assigned. Also, the Company may make reasonable changes to your job duties from time to time, depending upon the needs of the Company. In the event that your job title and/or your roles and responsibilities with the Company change, the remaining terms and conditions outlined in this Employment Agreement will remain applicable, unless otherwise agreed to in writing.

2.	Compensation

All information in this Employment Agreement about your compensation is specific to you and your role.

A.	Salary

Your base salary will remain at $75,000, per year payable in accordance with the standard payroll practices of the Company (“Base Salary”). Your base salary will be reviewed regularly as part of our annual review process; however, no increase is guaranteed at that time (or at any other time).

B.	Bonus

You will be eligible to participate in the company bonus program at a rate of up to $10,000 per year. Your bonus is subject to the following terms and conditions:

●	All Bonus payments are discretionary, and no Bonus payments are guaranteed

●	Any Bonus payment made to you for the current calendar year will be pro-rated based on your Start Date and your period of active employment during the calendar year;

●	Bonus targets are reviewed annually and subject to change at any time without notice;

●	Bonus payments are based on both the Company’s financial performance and your personal performance and are subject to the approval of the Board of Directors

●	Should you employment end for any reason before Bonus is paid for any given year, you will not be entitled to a Bonus (either for Company or Individual Performance) in respect of any period of time you have worked – in other words, in order to be eligible to receive a Bonus payment for any particular year, you must be actively employed at the time of Bonuses (if any) are paid for that particular year; and

●	If, for any potion of any particular year, you are not engaged in active employment (such as any time of leave of absence) but provided you are engaged in active employment at the time of the Bonus payment (if any) for that particular year, you will be eligible for a pro-rated Bonus for the year in question, based on that portion of the year for which you were engaged in active employment

3.	Vacation

Entitlement to vacation is three (3) weeks + one (1) day per calendar year.

Vacation must be taken according to the Company’s Vacation Policy and, in all cases, will be approved according to Company needs. In any year that employment ends for any reason, whether voluntarily or involuntarily, if your actual vacation taken and paid exceeds the pro-rata entitlement at the date of termination, the excess vacation pay will be deducted from any final payment owing to you.

4.	Expense Reimbursement

The Company will pay or reimburse you for all travel and out-of-pocket expenses reasonably incurred or paid in the performance of your duties and responsibilities upon presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require. [Any expenses which you incur contrary to the Company’s policy regarding expenses will be denied reimbursement or, as applicable, will be deducted from your hourly wages (or, in the event of voluntary or involuntary termination of your employment, from any final payment owing to you).

5.	Termination of Employment
A.	Termination for Just Cause

The Company may terminate your employment without notice at any time if you engage in misconduct sufficient to constitute just cause as defined by statute and/or common law. For greater certainty, just cause for termination of your employment includes, but is not limited to:

●	Assault or threats;

●	Harassment;

●	Discrimination;

●	Fraud or other unethical conduct;

●	Theft;

●	Vandalism;

●	Providing inaccurate or incomplete information during the hiring process;

●	Disclosure of the details of your compensation (or any other employee’s compensation), including Base Salary, Bonus target or Bonus payment;

●	Engaging in any act of misconduct following receipt of a final warning pursuant to a disciplinary escalation process.

If the Company terminates your employment for just cause, it shall not be obligated to make further Bonus or other payment under this Employment Agreement, or provide you with any other arrangements in connection with the termination of your employment, except (i) the payment of any Base Salary due, owing and remaining unpaid at the time your employment is terminated, and (ii) the provision of any further minimum payment(s) and other arrangement(s) that may be required to ensure our compliance with applicable employment standards legislation.

B.	Termination Without Cause

Upon the completion of your Probationary Period, your employment may be terminated by the Company without cause, upon providing you with the greater of:

(i)	two (2) weeks’ notice (or pay in lieu thereof), or

(ii)	such minimum notice (or pay in lieu thereof) and severance pay as may be prescribed by applicable employment standards legislation.

It is expressly understood and agreed that in the event that you are provided with pay in lieu of notice pursuant to sub-section (i) or (ii) above, such payment in lieu of notice shall be: (a) comprised of Base Salary only (and, in particular, will not include any payment whatsoever in respect of Bonus or Commissions), and (b) accompanied by only such Benefits continuation as may be minimally required to ensure The Company’s compliance with applicable employment standards legislation.

Notwithstanding the foregoing, the Company shall be entitled to terminate your employment upon providing you with only your minimum applicable statutory termination entitlements (i.e. in respect of notice of termination (or pay in lieu thereof), severance pay and Benefits continuation (if applicable)) in the event that (i) the Company has filed for or been petitioned into bankruptcy on or before the date of your termination, and (ii) the Company has not yet emerged from bankruptcy protection or remains in receivership on the date of your termination.

To be clear, after the termination of your employment, any period of Base Salary continuance will not be considered to be active employment with The Company.

Payment of any amounts contemplated herein which are in excess of your minimum applicable statutory termination entitlements is and shall be conditional upon your signing of a Full and Final Release in favour of the Company and its parent, related, affiliated and/or subsidiary entities.

You expressly agree that, if The Company terminates your employment in accordance with the terms of this Section, you will have no further or other claim for hourly wages, Bonus, Benefits, Commissions, incentive payments, notice or pay in lieu of notice, severance, disability payments or any other compensation whatsoever as against The Company, whether pursuant to statute, contract, common law or otherwise.

C.	Termination by You (Resignation)

If you decide to resign, you must provide the Company with four (4) weeks of working notice of your resignation. Such notice must be in writing. The Company reserves the right to waive part or all of this notice period without further obligation to you, financial or otherwise.

6.	Post-Employment
A.	Non-Solicitation

During your employment with the Company and for a period of two (2) years following the cessation of your employment with the Company for any reason, you are prohibited from directly or indirectly, on your own account or as an agent for a third party, hiring, attempting to hire, soliciting or retaining any employee(s) of the Company, with whom you interacted at any time during the last twenty-four (24) months of your employment with the Company. For purposes of this Section, an “employee of The Company” is someone actively employed by the Company on the last day of your employment and at the time of your solicitation.

B.	Non-Competition

The Employee agrees that during the Employee’s term of active employment with the Employer and for a period of two (2) years after the end of that term, the Employee will not, directly or indirectly, as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, solely or jointly with others engage in any business that is in competition with the business of the Employer within any geographic area in which the Employer conducts its business, or give advice or lend credit, money or the Employee’s reputation to any natural person or business entity engaged in a competing business in any geographic area in which the Employer conducts its business.

C.	Social Media

Company Accounts

If you maintain, post, communicate or perform any duties on a social media platform on behalf of the Company and/or as part of your employment, you acknowledge that the social media accounts and contents, followers, connections, friends contained therein, etc., are the property of the Company. At no time shall your activities on these platforms and with these contacts/connections result in your ownership of these accounts, connections, contacts or content.

Your Accounts

You will, immediately upon termination of this Employment Agreement (for any reason), update your social media accounts (e.g. Linkedin, Facebook etc.) to reflect the fact that you are no longer employed by the Company.

7.	Non-Disparagement

During your employment and upon its termination for any reason, you agree not to publicly or privately disparage the Corporation or its products or services, or current or former principals, directors, officers, employees, agents or contractors in any medium or by way of any manner of communication, including without limitation, social media platforms such as LinkedIn, Twitter, Facebook, Google+ and public and private websites.

8.	Intellectual Property Rights and Work Product

Any discoveries, inventions, developments, concepts, improvements, software, notes, charts, algorithms, formulae, data, records, symbols, reports, original works and other intellectual property (whether or not patentable or registrable under copyright or similar laws) that is prepared, created, written or recorded in association with your services provided to the Company (collectively, the “Work Product”), together with any intellectual property rights therein shall be owned by the Company. Employee acknowledges and agrees that Company shall own all rights, title and interest in and to such Work Product and such intellectual property rights to me: accordingly, Employee hereby assigns to Company all rights, title and interest it may have from time to time in the Work Products. Employee acknowledges and agrees that his or her services and the Work Product are “works made for hire” and hereby waives any moral rights he or she may have in such works.

9.	Confidentiality

Company policy deems all of the details of each employee’s terms of employment, including but not limited to salary, any bonuses and benefits, as private and this information must remain strictly confidential. All information about the terms of your employment must be kept confidential and not shared with anyone at any time, other than your immediate family and your financial advisors. Likewise, if you are a manager, you are also required to keep compensation and other terms of employment for other employees strictly confidential. Failure to comply may result in disciplinary action up to and including termination of your employment.

During the term of this Employment Agreement, you will have access to other information that the Company considers to be confidential. Such confidential information includes, but is not limited to, any information concerning the customers, suppliers, products, pricing, employees, methods of distribution or procurement, potential business transactions, management, financial, purchasing, marketing, logistical and/or sales strategies and techniques of the Company together with the Company’s inventions, production processes, trade secrets and other secret information; and you understand and agree that all such information constitutes valuable, special and unique property of the Company.

Accordingly, you agree that you will not, at any time (either during your employment with the Company or at any time thereafter), directly or indirectly, disclose to and/or use for the benefit of any person, firm, corporation, association, business entity or agency (whether governmental, private, or of any other nature whatsoever), any confidential information of the Company, except in connection with the lawful and proper performance of your duties on behalf of the Company.

10.	Company Policies

As an employee of the Company, you are required to review our corporate and employee policies, and to familiarize yourself with any new and/or amended policies as the Company may introduce from time to time.

These policies will form part of the terms and conditions of your employment and, by signing below and accepting this Employment Agreement, you confirm that you will be bound by and abide all such policies.

11.	General

The terms and provisions of this Employment Agreement shall be for the benefit of the Company and its successors and assigns. In the event of any re-organization, merger or sale of the Company’s business, the terms of this Employment Agreement may be assigned by the Company, in its sole discretion, to the applicable re-organized entity, merged entity or acquiring entity.

Each of the provisions in this Employment Agreement are severable from the others; and, in the event that any provision or part of this Employment Agreement is deemed invalid by a court of competent jurisdiction, the remaining provisions, or parts thereof, shall remain in full force and effect. This Employment Agreement shall be governed by and construed in accordance with the laws of Ontario.

By signing this Employment Agreement, you acknowledge and agree that this document contains all of the terms of your employment as you understand them and that nothing was done to induce you to leave your prior employment. In that regard, anything that you have discussed with any member of our staff will not form part of your Employment Agreement unless it is in this document.

If the above terms and conditions are agreeable, please indicate your agreement by signing this Employment Agreement no later than two (2) days from the date hereof.

Sincerely,

/s/ Dallyce Sax
Dallyce Sax
VP of Client Services, The Sky Guys

Acceptance

I, Thomas Hanson hereby agree with and accept all terms and conditions of this Employment Agreement this Oct 10, 2017, and acknowledge that:

a)	All of the information that I have previously provided in connection with the hiring process is accurate and complete;

b)	I have had sufficient time to thoroughly review this Employment Agreement and to ask questions of the Company to confirm my understanding of the terms of this Employment Agreement;

c)	I have read and understood the terms of this Employment Agreement and my obligations thereunder;

d)	I understand my rights and obligations under this Employment Agreement;

e)	I have been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Employment Agreement ;

f)	I agree that the terms outlined in this Employment Agreement will govern my relationship with the Company throughout my employment (and, as applicable, thereafter); and

g)	I confirm that all applicable terms and conditions of my employment are reflected in this Employment Agreement and that there are no other terms, conditions or representations which have been communicated or made to me prior to signing this Employment Agreement which are not reflected in this Employment Agreement.

Accepted:	/s/ Tom Hanson	Oct 10, 2017
	Signature	Date